Exhibit 99.1

Contact:	Mark A. Kopser
Senior Vice President and Chief Financial Officer
or
Richard J. Sirchio
Treasurer and Vice President/Investor Relations
(972) 713-3500

UNITED SURGICAL PARTNERS INTERNATIONAL CONTINUES EXPANSION

IN BOTH DOMESTIC AND INTERNATIONAL MARKETS

DALLAS, Texas (March 24, 2003) — United Surgical Partners International, Inc. (NASDAQ/NM:USPI) today announced that it is continuing its expansion efforts in both domestic and international markets.  The Company completed a 50-50 joint venture agreement with Catholic Healthcare West (CHW) to develop, own and operate surgery centers and surgical hospitals in Phoenix, Arizona.  The joint venture will initially own and operate two surgery centers and will have one surgical hospital in development.  In addition, the joint venture company will evaluate the development of additional facilities in the market.  This transaction represents the second joint venture with CHW; the first joint venture was with CHW’s St. Rose Dominican Hospital in Nevada.

The Company also announced that it has completed the acquisition of 96-bed Europa Hospital, in Marbella, Spain.  The hospital, which is the Company’s ninth facility in Spain, has three operating rooms.  “These are excellent facilities in existing markets.  While we expect the addition of these facilities to have minimal financial impact in 2003, we look forward to their contribution in future years,” said Donald E. Steen, chairman and chief executive officer of United Surgical Partners International.

United Surgical Partners International, headquartered in Dallas, Texas, has ownership interests in or operates 65 surgical facilities in the United States, Spain and the United Kingdom.  Of these, 26 domestic facilities are jointly owned with 11 not-for-profit healthcare systems.

The above statements include forward-looking statements based on current management expectations.  Numerous factors exist which may cause results to differ from these expectations.  Many of the factors that will determine the Company’s future results are beyond the ability of the Company to control or predict.  These statements are subject to risks and uncertainties relating to the Company, including without limitation, (i) possible changes in reimbursement to healthcare providers and insurers that may reduce payments; (ii) its ability to attract and retain qualified management and personnel, including physicians; (iii) the geographic concentration of the Company’s operations; (iv) risks associated with the Company’s acquisition and disposition strategies; (v) the regulated nature of the healthcare industry; (vi) the highly competitive nature of the healthcare business; and (vii) those risks and uncertainties detailed from time to time in the Company’s filings with the Securities and Exchange Commission.  Therefore, the Company’s actual results may differ materially.  The Company undertakes no obligation to update any forward-looking statements or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

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